Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this 25th day of April 2011, by and between ARNO THERAPEUTICS, INC., a Delaware corporation with principal executive offices at 4 Campus Drive, 2nd Floor, Parsippany, NJ 07054 (the “Company”), and GLENN MATTES, residing at [ADDRESS] Doylestown, PA 18902 (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer of the Company; and

WHEREAS, Executive desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.     Employment.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement.

2.     Term.  Executive’s employment by the Company shall commence on April 25, 2011 (the “Effective Date”) and continue for a period of three (3) years from the Effective Date unless terminated earlier as set forth in Section 9 below (the “Term”); provided, however, that the Term shall be automatically extended for an additional one-year period, on an annual basis, unless the Company or Executive provides the other party with at least 90 days' prior written notice prior to the end of the then Term of the intent to not renew the contract ("Notice of Non-Renewal").

3.     Duties; Place of Performance; Etc.

(a)  Executive shall serve as President and Chief Executive Officer of the Company and shall, subject to the direction of the Board of Directors of the Company (the “Board”), have such powers and perform such duties as are customarily performed by the President and Chief Executive Officer of a similarly situated company including, but not limited to:

(i)         Developing clinical, regulatory and business strategies of the Company and managing their implementation;

(ii)        Overseeing corporate hiring and supervising the performance of management;

(iii)       Maintaining active, honest communication with Board;

(iv)       Developing and maintaining strong relationships with key investor base, collaboration and development partners, customers, potential customers, media, analysts and the general public on behalf of the Company;

(v)        Enhancing corporate visibility through active participation in investor meetings and industry conferences;

(vi)       Identifying and assessing new business and product opportunities; and

(vii)      Managing and leading corporate financing activities, public relations and the Company’s intellectual property portfolio.

(b)         Executive shall also have such other powers and duties as may be from time to time directed by the Board, provided that the nature of Executive’s powers and duties so prescribed shall not be inconsistent with Executive’s position and duties herein.

(c)         Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, which will interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Notwithstanding the foregoing, Company agrees that Executive may continue to perform activities as a consultant to RMH Sciences, LLC not to exceed 8 hours per month.

(d)         The duties to be performed by Executive hereunder shall be performed primarily at the headquarter offices of the Company, which shall be at such location during the Term as the Company and Executive may mutually agree, but in any case within the 25-mile radius of the Company’s current headquarter offices at the address set forth above; provided, however, that Executive understands that his duties will require periodic travel, which may be substantial at times.

4.    Directorship.  Upon the Effective Date, the Company shall cause Executive to be appointed as a member of the Board.  Thereafter, throughout the Term and shall include his in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire.  Executive agrees to accept such appointment and nomination, as applicable, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

5.    Compensation.  As full compensation for the performance by Executive of his duties under this Agreement, the Company shall pay Executive as follows:

(a)         Base Salary.

(i)  Through the day prior to the first anniversary of the Effective Date, the Company shall pay Executive a base salary (the “Base Salary”) equal to One Hundred Thousand Dollars ($100,000.00) per annum, payable semi-monthly in accordance with the Company’s normal payroll practices.

(ii) On and after the first anniversary of the Effective Date and continuing through the day prior to the second anniversary of the Effective Date, the Company shall pay the Executive a Base Salary equal to Three Hundred Fifty Thousand Dollars ($350,000.00) per annum, plus an amount equal to the Consumer Price Index plus 1% calculated in accordance with subparagraph (iii) below, payable during the Term in accordance with the Company’s normal payroll practices.

(iii) On and after the second anniversary and for the remainder of the Term, Executive’s Base Salary shall be increased by an amount determined by multiplying Executive’s then effective Base Salary by the sum of (1)(A) the then applicable Consumer Price Index for New York-Northern New Jersey as reported by the United States Department of Labor, Bureau of Labor Statistics,  plus (B) one percent (1%), payable during the Term in accordance with the Company’s normal payroll practices.

(b)        Performance Bonus.  During the Term, Executive shall also be eligible to receive an annual cash performance bonus (the "Performance Bonus").  The amount of such Performance Bonus shall be based on the achievement of specific objectives to be established by the Board, or a designated committee thereof, on an annual basis (the “Performance Goals”) which amount may be up to fifty percent (50%) of Executive’s Base Salary in the event of achievement of the Performance Goals.  The Performance Goals for the first twelve (12) months of the Term shall be established at or promptly following the date of this Agreement by Executive and the Board (or a designated committee thereof).  Notwithstanding the Base Salary described in Section 5(a)(i), Executive shall be eligible to receive a Performance Bonus of up to One Hundred Seventy Five Thousand Dollars ($175,000.00) during the first year of employment irrespective of the Base Salary amount for such period.  Each year during the Term, the Performance Goals, shall be renewed on a calendar year basis (with the first calendar year being pro-rated), by Executive and the Board (or a designated committee thereof) no later than 15 days prior to the end of such calendar year.  Any Performance Bonus will be paid to Executive within 30 days of the end of each calendar year during the Term with respect to which a Performance Bonus is earned.

(c)        Change of Control Bonus. In the event of a Change of Control (as defined below), the Executive shall be entitled to receive a cash bonus (the “Change of Control Bonus”) in an amount equal to the greater of (i) One Hundred Thousand Dollars ($100,000.00), and (ii) the product obtained by multiplying (1) the difference between (A) the aggregate value to be received by the Company and/or its stockholders in connection with such Change of Control and (B) One Hundred Million Dollars ($100,000,000.00) by (2) 0.15%.  The Change of Control Bonus will be paid to the Executive pro rata as and when the Company and/or its stockholders receive payments relating to such Change of Control.

(d)        Withholding.  The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Section 5.

(e)        Options.  Executive will be granted options (the “Options”) pursuant to the Company’s 2005 Stock Option Plan (the “Plan”) to purchase that number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which represents in the aggregate not less than five percent (5%) of the outstanding shares of Common Stock on a Fully Diluted Basis.  Each such Option shall have a term equal to 10 years, an exercise price equal to the fair market value of the Common Stock as of the grant date and be subject to the provisions of Section 10 below.

(i)  Sixty percent (60%) of the Options shall be designated as “Employment Options” and shall vest, if at all, as follows:

A.   twenty five percent (25%) of the shares subject to such Employment Option shall vest upon or be deemed vested as of the first anniversary of the Effective Date; and thereafter

B.    the remaining unvested shares subject to such Employment Option shall vest upon or be deemed vested in 24 equal monthly installments as of each subsequent monthly anniversary of the Effective Date commencing with the 13-month anniversary.

(ii)        Forty percent (40%) of the Options shall be designated as “Performance Options.” The Performance Options shall vest in three equal annual installments during the Term (representing in each year approximately 13.33% of the total Options), subject to the successful annual achievement of the applicable Performance Goals for such year.  The vesting of each installment of the Performance Option shall be determined no later than 15 days prior to the end of the applicable calendar year.

(iii)       The Company agrees to file a registration statement on Form S-8 including the shares of Common Stock issuable upon exercise of the Options on or before December 31, 2011.

(iv)      The Company shall take all reasonable actions necessary to cause an increase in the number of shares of Common Stock issuable under the Plan sufficient to permit the issuance of the Options described in Section 5(e).

(v)       For purposes of this Agreement, “Fully Diluted Basis” shall mean the sum of (A) the number of shares of Common Stock actually outstanding, plus (B) the number of shares of Common Stock issuable upon conversion or exercise, as the case may be, of all securities of the Company convertible into, exercisable for, or exchangeable for, directly or indirectly, shares of Common Stock outstanding at such time, including but not limited to, options and warrants to purchase Common Stock disregarding any vesting or similar provisions.

(f)         Restricted Stock. The Company shall issue to Executive on the Effective Date, Two Hundred Fifty Thousand shares of Common Stock (the “Restricted Stock”) pursuant to the Plan.  The Restricted Stock shall have a deemed fair market value of $1.00 per share (as determined in good faith by the Board) and will be issued to Executive for no additional consideration payable by Executive.  The Restricted Stock will be subject to vesting as provided below and, subject to the provisions of Section 10 below, upon termination of Executive’s employment with the Company, any shares of Restricted Stock that have not vested as of such termination shall be forfeited to the Company. Subject to the provisions of Section 10 below, the Restricted Stock shall vest in 12 equal monthly installments as of each one month anniversary of the Effective Date.

(g)        Adjustments to Options and Restricted Stock.  In the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations or other changes in capitalization occurring after the date of this Agreement, the number of shares underlying the Options and Restricted Stock and, with respect to the Options, the exercise price, shall be equitably adjusted by the Board.

(h)        Expenses.  The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(i)          Insurance. Executive shall be designated as a named insured on directors’ and officers’ liability insurance of the Company.

(j)          Executive Benefits.

(i) Executive will be entitled to participate in all long-term and short-term incentive compensation programs, profit sharing programs and retirement programs (including without limitation equity-based programs) made available from time to time to senior executives of the Company.

(ii) During the Term, Executive shall receive a monthly car allowance in an amount equal to One Thousand Five Hundred Dollars ($1,500) per month.

(k)         Vacation.  Executive shall, during the Term, be entitled to three (3) non-consecutive weeks of vacation per annum, in addition to nationally recognized holidays.

6.    Confidential Information and Inventions.

(a)        Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates.  “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company.  Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential and Proprietary Information.  Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company.  Executive agrees not to:

(i)  use any such Confidential and Proprietary Information for strictly personal use or for others; and

(ii) permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Executive’s duties to the Company, provided; however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:

A.  that Executive can demonstrate was known to his prior to the effective date of that certain Confidential Disclosure Agreement entered into between the Parties dated January 4, 2010;

B.   that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or

C.   that he is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that (1) Executive shall give Company sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential Information, and (2) thereafter Executive shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Company.  The Confidential Information that is disclosed pursuant to this paragraph shall remain Confidential Information for all other purposes.

(b)        Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(c)         Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.

(d)        Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by her, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101).  The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith.  Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(d) with respect to any Invention that is not directly or indirectly related to the Company’s business.  Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessary:

(i)      to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
(ii)     to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e)         Executive acknowledges that while performing the services under this Agreement the Executive or, in the course of their services on behalf of the Company, other employees, agents or advisors of the Company or its affiliates may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in which the Company is then operating (the “Corporate Opportunities”). Executive understands, acknowledges and agrees that, subject to the intellectual property rights of any third parties in such Corporate Opportunities, the Executive shall not pursue any such Corporate Opportunity for himself or for others unless on behalf of the Company or unless such Corporate Opportunity is first offered to the Company and the Company rejects such Corporate Opportunity.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as a limitation of Executive’s fiduciary duties as an officer and director of the Company.

(f)         The provisions of this Section 6 shall survive any termination of this Agreement.

7.    Non-Competition and Non-Solicitation.

(a)        Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and Executive agrees that, during the Term he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business that is directly or indirectly competitive with the Company’s business, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide; provided, however, that if a Person’s business has multiple lines or segments, some of which are not competitive with the Company’s business, nothing herein shall prevent Executive from being employed by, working for or assisting that line or segment of a Person’s business that is not competitive with the Company’s business.  Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company.  Notwithstanding the foregoing, nothing contained in this Section 7(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment purposes, the securities of any corporation or other entity, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation or other entity.

(b)        During the Term and for a period of 12 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)   solicit or induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiaries; or

(ii)  solicit the business of any agent, client or customer of the Company or any of its subsidiaries with respect to products or services similar to and competitive with those provided or supplied by the Company or any of its subsidiaries.

(c)         Executive and Company mutually agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party, and in the case of the Company including any officer, director or material shareholder of the Company.  Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.

(d)         In the event that Executive materially breaches any provisions of Section 6 or this Section 7, then, in addition to any other rights which the Company may have, the Company shall be entitled to seek injunctive relief to enforce the restrictions contained in such Sections which injunctive relief shall be in addition to any other rights or remedies available to the Company under the law or in equity.

(e)         The right and remedy enumerated in Section 7(d) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.  No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f)         In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.  Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

(g)        The provisions of this Section 7 shall survive any termination of this Agreement, provided that the Company has not breached its obligations under this Agreement.

8.    Representations and Warranties by Executive.  Executive hereby represents and warrants to the Company as follows:

(a)        Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound (whether immediately, upon the giving of notice or lapse of time or both).  Notwithstanding the foregoing, Executive makes no representation as to the enforceability of the provisions of Section 7.

(b)        Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against his in accordance with its terms.  No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9.    Termination.  Notwithstanding any provision to the contrary contained herein, and subject to the provisions of Section 10 below, which shall exclusively govern Executive's rights upon termination of employment with the Company, this Agreement and Executive's employment with the Company may be terminated by either party at any time and for any reason or no reason at all.  In the event that the Company terminates Executive’s employment without Cause (as defined below), it shall provide Executive with 30 days prior written notice of such termination.

10.  Severance.

(a)         In the event that Executive’s employment is terminated by the Company without Cause (as defined below), or by Executive for Good Reason (as defined below), then upon such termination the Company shall pay Executive’s earned and accrued Base Salary, any earned but unpaid Performance Bonus and accrued vacation through the date of termination, at the rate in effect at the time of termination, and in addition, the Company shall:

(i) continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in base salary that served as the basis for a resignation for Good Reason) for a period of twelve (12) months following the date of termination (the “Severance Period”);

(ii) the vesting of all unvested Employment Options and Restricted Stock shall be accelerated such that all unvested Employment Options and Restricted Stock shall be deemed vested as if Executive had remained continuously employed with the Company for one year following the termination date, and all earned but unvested Performance Options shall be deemed vested; and

(iii) all vested Options shall remain exercisable for a period of 365 calendar days following the termination date, after which date all Options shall expire; provided, however, that no such Option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(b)        In the event that Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, then upon such termination the Company shall pay Executive’s earned and accrued Base Salary through the date of termination, at the rate in effect at the time of termination, and (i) Executive shall not be entitled to any severance benefits, and (ii) the vesting applicable to all unvested Options and Restricted Stock shall cease immediately and the Executive shall have a period of 90 days to exercise any and all vested Options, after which time all Options shall expire.

(c)         In the event that Executive’s employment is terminated at any time beginning on the day that is 90 days prior to the effective date of a Change of Control (as defined below) (the “Trigger Date”) and ending on the date that is 12 months from the Trigger Date, then:

(i)         Executive shall be entitled to receive the amounts described above in Sections 10(a)(i)(A) or (B) (as applicable); and

(ii)        all unvested Options and Restricted Stock shall immediately vest in full and remain exercisable, if applicable, for a period of 365 calendar days following the date of such termination; provided, however, that no such Option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.  In order to give effect to the foregoing provision, notwithstanding anything to the contrary set forth in the Executive’s Option agreements regarding immediate forfeiture of unvested shares upon termination of service or the duration of post-termination of service exercise periods, following any termination of the Executive’s employment, none of Executive’s Options shall terminate with respect to any vested or unvested portion subject to such equity incentive awards before 90 days following such termination.

(d)        This Section 10 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10.  Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no obligation to receive, any compensation, benefits or other consideration provided for in this Section 10 (the “Payments”) following termination of Executive’s employment unless Executive executes in no event later than 45 days following Executive’s termination (the “Release Deadline”) a separate agreement, in the form attached hereto as Exhibit A (the “Release Agreement”), releasing the Company from any and all liability in connection with the termination of Executive’s employment; provided, however, that the failure to execute the Release Agreement shall not relieve the Company of its obligation to pay to Executive, and Executive shall be entitled to receive, the amount of any earned and/or accrued but unpaid Base Salary, earned but unpaid Performance Bonus and accrued vacation through the date of termination.  The Company will pay the Payments in accordance with its regular payroll schedule; provided, however, that no Payments will be paid prior to the Release Deadline.  If the Company determines that the Payments constitute “deferred compensation” under Section 409A (as defined in Section 11), and Executive’s Separation from Service (as defined in Section 11) occurs at a time during the calendar year when the Release Agreement could be executed in the calendar year following the calendar year in which Executive’s Separation from Service occurs, then regardless of when the Release is returned to the Company, the Release will not be deemed executed any earlier than the Release Deadline.  Notwithstanding any other payment schedule set forth in this Agreement, none of the Payments will be paid or otherwise delivered prior to the execution of the Release Agreement.  Except to the extent that Payments may be delayed until the Specified Employee Initial Payment Date pursuant to Section 11, on the first regular payroll pay day following the execution of the Release, the Company will pay Executive the Payments Executive would otherwise have received under the Agreement on or prior to such date but for the delay in Payments related to the execution of the Release, with the balance of the Payments being paid as originally scheduled.

(e)         In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then upon such termination the Company shall provide Executive with a letter, signed by the Chairman of the Board, in substantially the form attached hereto as Exhibit B.

(f)         Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(g)        The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 10.

(h)        The provisions of this Section 10 shall survive any termination of this Agreement.

(i)          For purposes of this Agreement, “Cause” shall include any of the following:

(i)      Executive's willful failure to adequately perform material duties or obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific objective and lawful directions received by his in writing constituting an action of the Board and, within 30 days after written notice from the Company of such failure, disregard or refusal and Executive has not corrected such failure, disregard or refusal.

(ii)     any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business reputation of the Company;

(iii)    Executive's indictment of any felony;

(iv)    Executive being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to the Company or its reputation;

(v)     the determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination); provided, however, that Cause shall not exist under this clause (v) unless the Company gives written notice to Executive where such notice describes with particularity the alleged act(s) at issue and has given Executive an opportunity to be heard at a meeting of the Board with or without counsel, and the Board provides Executive with a summary of its findings;

(vi)    any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; and

(vii)   a material breach by the Executive of Section 6, 7 or 8 of this Agreement.

(j)         For purposes of this Agreement, “Good Reason” shall mean:

(i)       any material diminution by the Company of Executive's title, duties or Base Salary;  or

(ii)     a material breach by the Company of Section 4 or 5 of this Agreement, which, if capable of being cured, is not cured by the Company within 30 days of written notice by Executive to the Company; or

(k) For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan, except that, notwithstanding the terms of the Plan, no transaction shall be considered a Change of Control under this Agreement:

  (i) as a result of a Change of Control arising out of  or in connection with issuance and sale by the Company of its equity securities for the purpose of financing the Company’s on-going operations; or

  (ii) as a result of a Change of Control arising out of any transaction ascribing a valuation of the Company of less Forty Five Million Dollars ($45,000,000).

11.  Certain Tax Provisions.

(a)         Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.  If Executive is, upon the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

(b)        Section 280G.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Executive and the Company  (collectively, the "Payments")  constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this Section 11(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless Executive and the Company otherwise agree in writing, any determination required under this Section 11(b) shall be made in writing by the Company’s independent public accountants (the "Accountants"), whose reasonable determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 11(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of  the Sections 280G and 4999 of the Code.  Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11(b).  If a reduction in Payments is necessary so that no portion of the Payments is subject to the excise tax under Section 4999 of the Code, reduction shall occur in the manner that results in the greatest economic benefit to Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.  If this Section 11(b) is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to his without being subjected to any excise tax, then, unless it would be unlawful for the Company make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

12.  Miscellaneous.

(a)         This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b)        Simultaneously with the execution of this Agreement, the Company and the Executive shall enter into the Indemnification Agreement attached hereto as Exhibit C.

(c)        Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in New York, NY in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules.  Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.  The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance.  Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause (h) below.  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator.  Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(d)        This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(e)         This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive.  The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.

(f)         This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(g)        The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h)        All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mails.  Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (h).

(i)         This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j)         As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(k)        The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(l)         This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARNO THERAPEUTICS, INC.

By:	/s/ David M. Tanen
	Name:	David M. Tanen
	Title:	President

EXECUTIVE

By:	/s/ Glenn Mattes
	Name:	Glenn Mattes

Exhibit A
[Form of]
Release Agreement

THIS RELEASE AGREEMENT (the “Agreement”) is entered into as of [DATE] by and between GLENN MATTES (the “Executive”) and ARNO THERAPEUTICS, INC., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated April ____, 2011 (the “Employment Agreement”), which set forth the terms of Executive’s employment with the Company as its Chief Executive Officer and President;

WHEREAS, Section 10 of the Employment Agreement sets forth certain compensation and other benefits payable to Executive in certain circumstances upon the termination of his employment with the Company;

WHEREAS, paragraph (d) of Section 10 provides that the Company’s obligation to pay to Executive the compensation and other benefits described in Section 10 of the Employment Agreement is conditioned upon the Executive’s execution of a Release Agreement (as defined therein); and

WHEREAS, the parties intend that this Agreement shall constitute the Release Agreement described in Section 10(d) of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.           Release of Claims.  In consideration for the payments and other benefits described in Section 10 of the Employment Agreement, Executive hereby fully and finally releases, waives, and discharges any and all legal claims against the Company that he has through the date on which he signs this Agreement. This full and final release, waiver, and discharge extends to legal and equitable claims of any kind or nature whatsoever including, without limitation, the following:

(a)           All claims that Executive has now, whether or not he now knows about the claims;

(b)           All claims for attorney’s fees and costs;

(c)           All claims for alleged discrimination against his under any applicable federal, state, and local law including, without limitation, rights and claims of age discrimination under the federal Age Discrimination in Employment Act (“ADEA”) and federal Older Workers Benefits Protection Act (“OWBPA”); and discrimination claims under the California Fair Employment and Housing Act (“CFEHA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), and the Americans With Disabilities Act (“ADA”);

(d)           All claims arising out of his employment and the termination of his employment and service as an officer with the Company, including, but not limited to, any alleged breach of contract, wrongful termination, termination in violation of public policy, defamation, invasion of privacy, fraud, negligence, infliction of emotional distress, breach of implied contract and breach of the covenant of good faith and fair dealing;

(e)           All claims for any other alleged unlawful employment practices arising out of or relating to his employment or separation from employment and service as an officer with the Company; and

(f)           All claims for any other form of pay, for example bonus pay, incentive pay, holiday pay, and sick pay.

Provided, however, that the foregoing does not constitute a release or waiver of Executive’s rights, if any, to (a) indemnification under any applicable directors & officers liability insurance policy, applicable state and federal law, and the Company’s certificate of incorporation and bylaws, (b) any rights under stock options, stock purchase agreements and equity plans of the Company and any vested interest he may have in any 401(k), retirement, defined benefit, defined contribution or other plan by virtue of his employment with the Company, (c) any rights or claims that may arise after this Agreement is signed, (d) any rights to any unemployment compensation benefits to which he is entitled taking into consideration all payments he receives, (e) any rights under the Employment Agreement, including without limitation the payments and benefits specifically promised to Executive under the Employment Agreement, and any rights of Executive under any other written agreement with the Company entered into after the date of the Employment Agreement, or (f) the right to institute legal action for the purpose of enforcing the provisions of this Agreement and/or the surviving provisions of the Employment Agreement.

Executive also hereby waives any right to reinstatement to employment with the Company.

For purposes of this Agreement, “Executive” includes anyone who has or obtains any legal rights or claims through Executive, and the term “Company” means Arno Therapeutics, Inc., and its past and present parents and subsidiaries, if any, and each of them; and past and present agents, officers, directors, employees, insurers, indemnitors, attorneys, successors or assigns of any or all of the foregoing entities.

 2.           Rights to Counsel, Consider, and Revoke and Rescind.

(a)           Executive acknowledges that he consulted with an attorney prior to signing the Employment Agreement.  The Company hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b)           Executive understands that he has the right to take up to 21 days to consider his waiver of age discrimination rights and claims under the ADEA and OWBPA, beginning the date on which he received this Agreement. he further understands that, if he signs this Agreement, he may revoke his waiver of age discrimination rights and claims under the ADEA and OWBPA within seven days thereafter, and his waiver will not be effective or enforceable until this seven-day period has expired.

 3.           Charges. This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

 4.           Other Agreements.

(a)           Executive’s obligations under Sections 6 and 7 of the Employment Agreement shall remain in full force and effect and will survive the termination of Executive’s employment with the Company in accordance with the terms of the Employment Agreement.  Nothing in this Agreement shall be construed to supersede or otherwise relieve Executive of such obligations.

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(b)           The Company agrees that no amendment or modification of its certificate of incorporation or bylaws adopted after the date hereof that reduces Executive’s rights to seek and obtain indemnification from the Company in his capacity as officer and/or director shall be effective against Executive.

(c)           The Company acknowledges and agrees that its obligations under Section 7(c) of the Employment Agreement shall remain in full force and effect and will survive the termination of Executive’s employment with the Company in accordance with the terms of the Employment Agreement.  Nothing in this Agreement shall be construed to supersede or otherwise relieve the Company of such obligations.

5.            Miscellaneous.  This Agreement states the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes and merges all prior negotiations, agreements, and understandings, if any.  No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by Executive and the Company, and specifically identified as a modification, release, or discharge, of this Agreement.  If any term, clause, or provision of this Agreement shall for any reason be adjudged invalid, unenforceable, or void, the same shall not impair or invalidate any of the other provisions of the Agreement, all of which shall be performed in accordance with their respective terms.  This Agreement shall inure to the benefit of the successors and assigns of the Company.

Executive represents that this Agreement, and the release contained in this Agreement, have been given voluntarily and free from duress or undue influence on the part of any person or entity released by this Agreement, or by any third party.  Executive acknowledges and understands that he has no obligation to enter into this Agreement, but that the Company has no obligation to provide to Executive the payments and benefits described under Section 10 of the Employment Agreement if he does not enter into this Agreement.

Executive has read this Agreement carefully and understands all of its terms. he acknowledges that he has had the opportunity to discuss this Agreement with his own attorneys prior to signing it, and to make certain that he understands the meaning of the terms and conditions contained in this Agreement and fully understands the content and effect of this Agreement. In agreeing to sign this Agreement, Executive acknowledges that he has not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date(s) set forth below.

EXECUTIVE:	ARNO THERAPEUTICS, INC.

By:
Glenn Mattes	Its:

Dated:	Dated:

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Exhibit B
[Form of Chairman’s Letter]

[DATE]

Dear Mr. Mattes:

In connection with the recent termination of your employment as President and Chief Executive Officer of Arno Therapeutics, Inc. (the “Company”), I hereby confirm, on behalf of the Company, that [except as set forth on Annex A hereto,] I am not aware of any claims against you that could be asserted by the Company, nor do I know of any third party claims against you arising out of your work for the Company or your service on the Company’s board of directors.

Very truly yours,

[CHAIRMAN OF THE BOARD]

Exhibit C

INDEMNIFICATION AGREEMENT**

** separately filed as Exhibit 10.2